Exhibit 10.1

QSI FY 2016 Director Compensation Program

	Tier 0 Employee Director	Tier 1 Non-Employee Director	Tier 2 Nominating & Governance and Compensation Committee Chairpersons	Tier 3 Audit Committee Chairperson	Tier 4 Vice Chairman	Tier 5 Board Chairperson and Chairman Emeritus
Annual Cash Compensation	$0	$90,000	$20,000	$30,000	$35,000	$40,000
Value of Restricted Stock	$0	$90,000	$20,000	$30,000	$40,000	$40,000

FY 2016 Director Compensation Program Terms:

1.	Meeting attendance is expected to be at or near a 100% level.

2.
Pay Tiers: Tier 0 is for directors who are full-time employees of the Company. Tier 1 is the base compensation for non-employee directors. Tier 2 is additional compensation for the Nominating and Governance Committee and Compensation Committee Chairpersons. Tier 3 is additional compensation for the Audit Committee Chairperson. Tier 4 is additional compensation for the Vice Chairman. Tier 5 is additional compensation for the Board Chairperson and Chairman Emeritus.

3.
Each director is to be awarded restricted shares of the Company’s common stock (“Restricted Stock”) upon the date of the effectiveness of the Company’s then current Equity Incentive Plan effective as of the date of his/her election or re-election to the Board equivalent to the value amounts set forth in the table above. The shares of Restricted Stock will be valued at the price of the Company’s common stock at the close of trading on the date of the director’s election or re-election to the Board. The Restricted Stock will be issued according to the standard form of the Company’s approved Amended and Restated Stock Agreement and pursuant to the Company’s Equity Incentive Plan and will carry a restriction requiring that the Restricted Stock vest in two equal installments over two consecutive years with the vesting dates being the next two meeting dates of the Company’s annual meeting of shareholders following the director’s election or re-election to the Board. In the event of an annual meeting of shareholders immediately following which a director that previously received Restricted Stock under the 2016 Director Compensation Program is no longer a member of the Board, then any unvested shares of Restricted Stock held by such director shall immediately vest and become transferable on the date of such annual meeting of shareholders. The Restricted Stock shall be granted on a pro-rata basis for directors appointed to serve less than a full year.

4.
All directors must own a minimum of 2,000 shares of the Company's common stock purchased on the open market, which must be retained as long as they are a director. New directors have nine months in which to fulfill their minimum common stock holding requirements after their election or appointment to the Board.

5.	Cash compensation shall be paid quarterly.